Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedules of PMC-Sierra, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 123(R) “Share-Based Payment”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of PMC-Sierra, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Independent Registered Public Accountants

Vancouver, Canada

May 15, 2007